Exhibit 10.40

Addendum to November 19, 2015 Offer Letter- Paul Cleveland

Effective as of October 14, 2016 (the “Effective Date”), Paul Cleveland and Adverum Biotechnologies, Inc. (formerly Avalanche Biotechnologies, Inc.) (the “Company”) hereby amend the November 19, 2015 offer letter (“Offer Letter”) between them as follows:

Rather than acting as Chief Executive Officer of the Company, as of the Effective Date, Mr. Cleveland will act as the Company’s Executive Chair, with the following responsibilities: (a) Executive Chairman of the Board of Directors (“Board”)- Mr. Cleveland will chair the meetings of the Board and of the Company’s Executive Committee; and (b) with respect to the Executive Committee established by the Company on October 10, 2016 (the “Executive Committee”)- Mr. Cleveland will share responsibility with the CEO of the Company for the following: (1) Development of the Company’s overall strategy; (2) Communication of the Company’s overall strategy to investors, analysts and others; (3) Recruiting executive officers (as needed);and (4) Cultivating relationships with key opinion leaders and serving as an outward-facing representative of the Company to the medical, scientific and financial community.

The Executive Chair role will continue until (A) the earlier of (1) Mr. Cleveland’s resignation or termination and (2) the Company’s next annual shareholders meeting, expected to take place in May, 2017 or (B) such later time as Mr. Cleveland and the Company mutually agree in writing (with (A) or (B), as applicable, the “Employment Period”). During the Employment Period, Mr. Cleveland will devote such time to his Executive Chair duties as he deems appropriate, based on a schedule that will be determined by him. During the Employment Period, Mr. Cleveland’s annual base salary will be $324,000, less applicable deductions and withholdings. In addition, it is agreed that Mr. Cleveland will receive a 2016 bonus in the amount of $297,000, less applicable deductions and withholdings, to be paid at the same time as 2016 bonuses are paid to other Company executives, and will receive a 2017 bonus equal to $178,200 multiplied by the number of days Mr. Cleveland is employed in 2017 divided by 365, less applicable deductions and withholdings, to be paid in the next payroll period after the Employment Period. Mr. Cleveland will be entitled to continue his Company health benefits throughout the Employment Period and his December 9, 2015 stock option (910,000 shares) and May 11, 2016 stock option (381,000 shares) (collectively, the “Options”) will continue to vest during the Employment Period as well as the further period, if any, in which Mr. Cleveland remains on the Board. Further, the deadline for Mr. Cleveland to exercise the vested but unexercised shares of his Options will be the earlier of (a) 3 years after the later of the Employment Period or his Board service; and (b) the expiration date for the Options, as provided in his stock option agreements.

In connection with Mr. Cleveland’s employment as CEO, the Company and Mr. Cleveland entered into a November 19, 2015 Change in Control and Severance Agreement as Exhibit B to his Offer Letter (the “CIC Agreement”). As part of this Addendum, it is agreed that, if (1) Mr. Cleveland’s employment as Executive Chair continues through the date of the Company’s next annual shareholders meeting or (2) such earlier date as the Board or Executive Committee agree that he has satisfactorily completed his duties as Executive Chairman of the Board, then, in the event of (1) or (2) (as applicable, the “Severance Date”), Mr. Cleveland will receive the following severance benefits (the “Severance”): (x) a lump sum payment of $540,000, less applicable deductions and withholdings; and (y) if Mr. Cleveland elects COBRA coverage, payment by the Company of his COBRA premiums for the twelve (12) month period after the Employment Period ends, subject to applicable deductions and withholdings; provided, however, that as a pre-condition of receiving the Severance, Mr. Cleveland will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all claims against the Company and its affiliates that becomes effective and irrevocable within sixty (60) days after the end of the Employment Period, with the cash portion of the Severance to be paid within three (3) business days after the effective date of the release.

Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Internal Revenue Code (“Section 409A”), a Severance Date shall not be deemed to have occurred for purposes of any provision of this Addendum providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the regulations thereunder.

Additionally, notwithstanding any provision to the contrary in this Addendum, if Mr. Cleveland is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the benefits to which Mr. Cleveland is entitled under this Addendum is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Mr. Cleveland’s benefits shall not be provided to him prior to the earlier of (a) the expiration of the six (6) month period measured from the date of his separation from service or (b) the date of his death.

So Agreed:

/s/ Amber Salzman		/s/ Paul Cleveland
Adverum Biotechnologies, Inc.		Paul Cleveland

Name:	Amber Salzman	Date:	November 2, 2016

Title:	President and CEO

Date:	November 2, 2016

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